As filed with the Securities and Exchange Commission on June 20, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LONGEVERON INC.

(Exact name of registrant as specified in its charter)

Delaware	47-2174146
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

1951 NW 7th Avenue, Suite 520 Miami, Florida	33136
(Address of Principal Executive Offices)	(Zip Code)

Third Amended and Restated Longeveron Inc. 2021 Incentive Award Plan

(Full title of the Plan)

Wa’el Hashad

Chief Executive Officer

Longeveron Inc.

1951 NW 7th Ave., Suite 520

Miami, FL 33136

(Name and address of agent for service)

(305) 909-0840

(Telephone number, including area code, of agent for service)

Copies to:

Jennifer R. Minter, Esq.
Stanley A. Marciniak III, Esq.

Buchanan Ingersoll & Rooney PC

Union Trust Building

501 Grant Street, Suite 200

Pittsburgh, PA 15219

(412) 562-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Longeveron Inc. (referred to as the “Registrant,” “the Company,” “we,” “us” or “our” unless specified otherwise) is filing this registration statement on Form S-8 (the “Registration Statement”) for the purpose of registering an additional 4,000,000 shares of our Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), for issuance under the Third Amended and Restated Longeveron Inc. 2021 Incentive Award Plan (the “Plan”). The increase in the number of shares authorized for issuance under the Plan was approved by our stockholders at our annual meeting held on June 13, 2025. The 4,000,000 shares of Class A Common Stock being registered pursuant to this Registration Statement are in addition to the following (as to each, after adjusting for the reverse stock split effective as of March 26, 2024): (i) the 207,441 shares of Class A Common Stock under the Plan currently registered on our Registration Statement on Form S-8 filed on February 16, 2021, file number 333-253141 (the “2021 Registration Statement”), (ii) the 150,000 shares of Class A Common Stock under the Plan currently registered on our Registration Statement on Form S-8 filed on June 26, 2023, file number 333-272938 (the “2023 Registration Statement”) and (iii) the 1,300,000 shares of Class A Common Stock under the Plan currently registered on our Registration Statement on Form S-8 filed on July 10, 2024, file number 333-280747 (the “2024 Registration Statement,” and collectively with the 2021 Registration Statement and the 2023 Registration Statement, the “Prior Registration Statements”). This Registration Statement relates to the same class of securities to which the Prior Registration Statements relate and is submitted pursuant to General Instruction E to Form S-8. Pursuant to General Instruction E, this Registration Statement incorporates by reference the contents of the Prior Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

In addition to the Prior Registration Statements, this Registration Statement incorporates by reference the documents listed below, which were previously filed by us with the Securities and Exchange Commission (the “SEC”) (other than portions of these documents that are deemed furnished, rather than filed under applicable SEC rules and exhibits furnished in connection with such items):

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 28, 2025;

(b)	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2024 (in each case, except for the information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K); and

(c)	The description of our Class A Common Stock set forth in the Registration Statement on Form 8-A (File No. 001-40060), filed by the Registrant with the SEC under Section 12(b) of the Exchange Act on February 11, 2021, including Exhibit 4.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 28, 2025 and any other amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereby has been passed upon for the Company by Buchanan Ingersoll & Rooney PC (“Buchanan”), Pittsburgh, Pennsylvania. Certain attorneys affiliated with Buchanan beneficially own an aggregate of 2,000 shares of our Class A Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”) permits a corporation to eliminate the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, or obtained an improper personal benefit, or in the case of directors authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law. Our certificate of incorporation, as amended (the “Certificate of Incorporation”) provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Certificate of Incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Method of Filing

4.1	Certificate of Incorporation of Longeveron Inc.	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed on February 16, 2021
4.2	Certificate of Amendment to Certificate of Incorporation of Longeveron Inc.	Incorporated by reference to Exhibit 3.1(a) to the Registrant’s Current Report on Form 8-K filed March 19, 2024
4.3	Bylaws of Longeveron Inc.	Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 filed on February 16, 2021
4.4	Specimen Class A Common Stock Certificate evidencing the shares of Class A Common Stock	Incorporated by reference to Exhibit 4.1 on Registrant’s Registration Statement No. 333-252234 filed February 3, 2021
5.1	Opinion of Buchanan Ingersoll & Rooney PC	Filed herewith
23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Buchanan Ingersoll & Rooney PC (included in Exhibit 5.1 hereto)	Included in its opinion filed as Exhibit 5.1 hereto
24.1	Power of Attorney	Included on Signature Page
99.1	Third Amended and Restated Longeveron Inc. 2021 Incentive Award Plan	Filed herewith
107	Filing Fee Table	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, Florida, on June 20, 2025.

LONGEVERON INC.

By:	/s/ Wa’el Hashad
Wa’el Hashad
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Wa’el Hashad, Lisa Locklear and Paul Lehr and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) thereto of Longeveron Inc. and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Wa’el Hashad	Chief Executive Officer and Director	June 20, 2025
Wa’el Hashad	(principal executive officer)

/s/ Lisa A. Locklear	Chief Financial Officer	June 20, 2025
Lisa A. Locklear	(principal financial officer and principal accounting officer)

/s/ Joshua M. Hare
Joshua M. Hare	Chairman of the Board and Chief Science Officer	June 20, 2025

/s/ Khoso Baluch
Khoso Baluch	Director	June 20, 2025

/s/ Roger Hajjar
Roger Hajjar	Director	June 20, 2025

/s/ Richard Kender
Richard Kender	Director	June 20, 2025

/s/ Neha Motwani
Neha Motwani	Director	June 20, 2025

/s/ Rock Soffer
Rock Soffer	Director	June 20, 2025

/s/ Ursula Ungaro
Ursula Ungaro	Director	June 20, 2025

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